UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 03, 2026

Universal Logistics Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	0-51142	38-3640097
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12755 E. Nine Mile Road
Warren, Michigan		48089
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 586 920-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) Non-Reliance on Previously Issued Financial Statements.

On March 3, 2026, following discussions with management, the Audit Committee of the Board of Directors (the “Audit Committee”) of Universal Logistics Holdings, Inc. (the “Company”), concluded that the Company’s previously issued condensed consolidated financial statements as of and for the quarter ended September 27, 2025 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2025 should no longer be relied upon.

The determination relates to an error identified in connection with the Company’s evaluation of certain triggering events related to its intermodal reporting unit during the fourth quarter of 2025. Specifically, management determined that the carrying value of the intermodal reporting unit used in the Company’s goodwill impairment analysis during the quarter ended September 27, 2025 included approximately $46.7 million of deferred tax liabilities attributable to intercompany allocations that were not appropriate for inclusion in the reporting unit’s carrying value for purposes of the impairment analysis. The error did not arise from changes in the valuation methodology or assumptions used in estimating the fair value of the reporting unit. The error was identified in the course of management’s financial reporting and goodwill impairment review procedures performed in connection with the preparation of the Company’s year-end financial statements.

As a result of correcting this error, the carrying value of the intermodal reporting unit used in the analysis performed during the quarter ended September 27, 2025 would have exceeded its fair value by an amount sufficient to fully impair the goodwill of the reporting unit as of that date. Accordingly, the Company expects to record an additional goodwill impairment charge of approximately $43.2 million in its previously issued financial statements for the quarter ended September 27, 2025, representing the remaining goodwill balance associated with the intermodal reporting unit. As a result of this correction, the goodwill associated with the Company’s intermodal reporting unit is fully impaired and no goodwill remains attributable to that reporting unit as of September 27, 2025.

The error relates solely to the goodwill impairment analysis for the Company’s intermodal reporting unit during the quarter ended September 27, 2025. The error does not affect the Company’s historical cash balances or the economics of its operations. The correction of this error does not impact the Company’s previously reported revenues, operating cash flows, liquidity, or compliance with its debt covenants. The correction of this error does not require restatement of previously issued financial statements for any other periods and does not affect previously issued financial statements for earlier periods.

The Company intends to restate its condensed consolidated financial statements for the quarter ended September 27, 2025 and plans to file Amendment No. 1 to its Quarterly Report on Form 10-Q/A for the quarter ended September 27, 2025 as soon as practicable.

The Company has considered the impact of this matter in connection with its previously disclosed material weakness in internal control over financial reporting relating to financial statement preparation and technical accounting resources. The Company will include additional disclosure regarding internal control considerations in Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended September 27, 2025.

The Audit Committee and management have discussed the matters disclosed in this Item 4.02(a) with Grant Thornton LLP, the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date:	March 9, 2026	By:	/s/ Steven Fitzpatrick
Steven Fitzpatrick Secretary